EXHIBIT 2.1
Opus Trading Fund LLC
Quantitative Trading Strategies LLC
Schonfeld Securities LLC
Schonfeld Group Holdings LLC
October 8, 2007
SAI Holdings, Inc.
Penson Financial Services, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, TX 75201
Gentlemen:
     Reference is made to that certain Asset Purchase Agreement as executed and with all amendments, if any, thereto (the “Opus Purchase Agreement”) dated as of March 30, 2007 whereby, as of the close of business on March 30, 2007, Quantitative Trading Strategies LLC (“QTS”) sold and transferred substantially all of its assets (consisting of trading accounts (including the securities positions held therein), certain leasehold improvements, certain computer equipment, goodwill and all intangible personal property (including intellectual property)) to Opus Trading Fund LLC (“Opus”). QTS hereby represents and warrants that, pursuant to the terms of the Opus Purchase Agreement, QTS sold and transferred such assets held by it (i) as of March 30, 2007, and (ii) during the term of that certain Fully Disclosed Clearing Agreement between Penson Financial Services, Inc. (“Penson”) and QTS. Opus hereby represents and warrants that it received all such assets purported to be transferred under the Opus Purchase Agreement. Opus further represents and warrants that each of the representations and warranties of Opus contained in that certain Fully Disclosed Clearing Agreement between Opus and Penson dated as of November 20, 2006 are true and correct in all respects with the same force and effect as if made as of the date hereof (other than such representations and warranties made as of another date, which are true and correct as of such date).
     Each of Schonfeld Group Holdings LLC (“Group”) and Schonfeld Securities LLC (“SSLLC”) hereby represents and warrants that each of the representations and warranties of Group and SSLLC contained in the Asset Purchase Agreement between SAI Holdings, Inc. (“SAI”) and SSLLC dated as of November 20, 2006 (the “SAI Purchase Agreement”) are true and correct in all material respects (without giving effect to any exception for “Material Adverse Effect” or other qualifier using the term “material” or any variation thereof) with the same force and effect as if made as of the date hereof (other than such representations and warranties made as of another date, which are true and correct as of such date).
     Based upon the above representations, warranties and covenants of each of QTS, Opus, SSLLC and Group, the parties hereto hereby agree as follows:
1.	Each of Penson and SAI hereby consents to the sale of QTS to Quantitative Research and Trading, L.P. (“QRT”).

2.	Each of Penson, SAI and Group hereby agree and acknowledge that, as of the effective closing date of the sale of QTS to QRT, that certain Unconditional Guaranty Agreement dated as of November 20, 2006, made by Group in favor of each of SAI and Penson (the “Guaranty Agreement”) is hereby amended such that the term “Introducing Brokers” shall no longer include QTS. This amendment shall in no way affect any rights Penson, SAI, or any affiliate of either of them may have under the Guaranty Agreement as of the date hereof, or any rights any of them may have that arise from or relate to any activity that occurred prior to the date hereof that would otherwise be covered by the Guaranty but for the referenced amendment. Guarantor hereby affirms its continuing guaranty of each of its obligations set forth in the Guaranty Agreement.

3.	Effective as of as of the effective closing date of the sale of QTS to QRT, Penson hereby releases QTS from any further liability QTS may have pursuant to the terms and conditions of that certain Termination/Compensation Payment Agreement dated as of November 20, 2006, by and among QTS, Opus and Penson (the “Payment Agreement”).

4.	Each of SAI and Schonfeld Securities LLC (“SSLLC”) hereby agree that June 1, 2008 shall be the first Anniversary Payment Date (as such term is defined in the SAI Purchase Agreement).

5.	Each of SAI, SSLLC and Group hereby agree that, for all New Customers (as such term is defined in the SAI Purchase Agreement) (a) whose clearing relationship with Penson terminates prior to the fifth anniversary of the date such New Customer’s first trade clears with Penson (the “Initial Trade Date”), or (b) whose trading volume as cleared by Penson during any month prior to the fifth anniversary of such New Customer’s Initial Trade Date is reduced by a Material Percentage from such New Customer’s twelve-month monthly average trade volume measured over the twelve-month period commencing on such New Customer’s Initial Trade Date, then at the time of the expiration of the clearing relationship or such trading volume reduction (whichever is sooner), or promptly thereafter, Penson shall calculate the Actual Net Income (as such term is defined in the SAI Purchase Agreement) that has been attributed to the New Customer in question. At the same time as such calculation is made, Penson will calculate the value of the Penson Worldwide, Inc. common stock paid to SSLLC based upon such Actual Net Income attributed to the New Customer in question, or cash paid in lieu thereof. To the extent that the value of the common stock paid, valued at the time of the issuance of the common stock, or the cash paid in lieu thereof, exceeds the Actual Net Income attributed to the New Customer in question, SSLLC shall remit payment to Penson in the amount equal to such difference in immediately available funds, or, at Penson’s option, have such deficiency offset against any future payments due to SSLLC pursuant to the SAI Purchase Agreement. For purposes of this paragraph 5, the term “Material Percentage” shall be a percentage to be determined by Penson, in its reasonable discretion, on a case by case basis, taking into account all relevant factors then known by Penson, that results in a significant decline in revenue recognized by Penson. Penson will give written notice to SSLLC of such determination (including the reasons for such determination and the information on which Penson relied to make such determination) at least thirty (30) days prior to the effective date of such determination. Should SSLLC disagree with Penson’s determination that any New Customer’s trading volume has decreased by a Material Percentage, then the parties shall resolve such matter pursuant to the dispute resolution proceedings set forth in the SAI Purchase Agreement.
     Each of the Guaranty Agreement and the Payment Agreement shall remain in full force and effect except to the extent that it is expressly modified by this Letter Agreement.
     This letter agreement (a) shall be governed by the laws of the State of New York, and (b) may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

     If the foregoing correctly reflects your understanding of our agreement, kindly execute two copies in the space provided below and return one fully executed copy to the undersigned. Upon such delivery, this letter agreement shall be a binding and enforceable agreement between the undersigned.

OPUS TRADING FUND LLC
By:	Amity Management Company II, LLC
Manager

By:	/s/ William Vidro
	Name:	William Vidro
	Title:	Manager

QUANTATIVE TRADING STRATEGIES LLC
By:	Wavefront Capital Group II LLC
Manager

By:	/s/ Nick Greenfield
	Name:	Nick Greenfield
	Title:	CEO

SCHONFELD SECURITIES, LLC
By:	Schonfeld Group Holdings LLC
Manager, and in its own capacity

By:	/s/ Steven Schonfeld
	Name:	Steven Schonfeld
	Title:	Manager

Acknowledged and Agreed:

PENSON FINANCIAL SERVICES, INC.
By:	/s/ Daniel P. Son
	Name:	Daniel P. Son
	Title:	Vice Chairman

SAI HOLDINGS, INC.
By:	/s/ Daniel P. Son
	Name:	Daniel P. Son
	Title:	President